Pricing Supplement Dated October 31, 2006
(To Prospectus dated June 5, 2006 and
Prospectus Supplement dated June 15, 2006)
THE BANK OF NEW YORK COMPANY, INC.
Rule 424(b)(2)
File Nos. 333-134738,
333-134738-01, 333-134738-02, 333-134738-03,
333-134738-04 and 333-134738-05.

Senior Medium-Term Notes Series G
 (U.S. $ Fixed Rate)
______________________________________________________________________

Trade Date: October 31, 2006		Original Issue Date: November 3, 2006
Principal Amount: $250,000,000	Net Proceeds to Issuer: $249,855,000
Price to Public: 99.992%, plus accrued interest, if any, from November 3, 2006 Commission/Discount: .05%
Agent's Capacity:   x  Principal Basis   __  Agency Basis

Maturity Date: November 1, 2011

Interest Payment Dates: Interest pays semi-annually on each November 1 and May 1, commencing May 1, 2007 and ending on maturity date

Interest Rate:  5.125% per annum
______________________________________________________________________

Form:	 x 	Book Entry
	__	Certificated

Redemption:	 x 	The Notes cannot be redeemed prior to maturity
		__	The Notes may be redeemed prior to maturity

Repayment:	 x 	The Notes cannot be repaid prior to maturity
		__	The Notes can be repaid prior to maturity at the
			option of the holder of the Notes

Discount Note:	__Yes	 x No

Defeasance: The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.

Plan of Distribution: The Notes described herein are being purchased, severally and not jointly, by each of the agents named in the below table
(the "Agents"), each as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes."

Agent	Aggregate Principal Amount of Notes to be Purchased
Goldman, Sachs & Co. $ 75,000,000
Lehman Brothers Inc. $ 75,000,000
Banc of America Securities LLC $ 25,000,000
Greenwich Capital Markets, Inc. $ 25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated $ 25,000,000
BNY Capital Markets, Inc. $ 25,000,000
Total:	$250,000,000

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